Exhibit 7.1

Statement explaining computation of ratio of “Earnings to fixed charges”

under IFRS

			Year ended December 31,
			2010	2009	2008	2007	2006
			(millions of euros)
Earnings
Profit before tax from continuing operations			4,127	3,339	2,894	4,120	5,366
Fixed charges			2,189	2,177	2,361	2,432	2,502
Amortization of capitalized interest and issue debt discounts or premiums			—	—	—	—	—
Dividends from associates and joint ventures accounted for using the equity method			1	20	54	50	49
Share of losses of associates and joint ventures accounted for using the equity method			18	11	14	2	7
Capitalized interest for the applicable period			—	—	—	—	—
Share of earnings of associates and joint ventures accounted for using the equity method			(117)	(80)	(79)	(89)	(59)

	(A	)	6,218	5,467	5,258	6,528	7,879
Fixed charges
Interest expenses (both expensed and capitalized)			2,145	2,129	2,333	2,416	2,488
Issue costs and any original issue debt discounts or premiums			—	7	7	7	7
Estimated interest within rental expense for operating leases			44	41	35	22	21

	(B	)	2,189	2,177	2,375	2,445	2,516
Ratio of Earnings to fixed charges (A/B)			2.84	2.51	2.21	2.67	3.13